EXHIBIT 99

ORIENT-EXPRESS HOTELS ANNOUNCES SECOND QUARTER RESULTS.

ADJUSTED EBITDA $50.6 MILLION, 23% OVER PRIOR YEAR.

PRE-TAX EARNINGS $29.8 MILLION, UP 20% ON 2006.

NET EARNINGS OF $19.7 MILLION.

ADJUSTED NET EARNINGS OF $20.3 MILLION.

Reconciliation and Adjustments

	Three months ended June 30		Six months ended June 30
$’000 — except per share amounts	2007	2006	2007	2006

EBITDA	49,693	47,717	63,997	56,250
Adjustment – gain on asset sale	—	(6,619)	—	(6,619)
Adjustment – management restructuring charges	872	—	872	—
Adjusted EBITDA	50,565	41,098	64,869	49,631

U.S. GAAP reported net earnings	19,703	20,081	16,022	12,680
Adjusted items – net of tax:
• Gain on asset sale	—	(3,294)	—	(3,294)
• Foreign exchange loss (gain)	(797)	2,782	(758)	2,181
• FIN 48 charge	475	—	707	—
• Management restructuring charges	872	—	872	—
Adjusted net earnings	20,253	19,569	16,843	11,567

Adjusted EPS	0.48	0.50	0.40	0.29
Reported EPS	0.46	0.51	0.38	0.32
Number of shares (millions)	42.4	39.5	42.3	39.4

Second quarter highlights:

•                  Revenue up 20% over prior year

•                  Adjusted EBITDA up 23% over prior year

•                  World–wide same store RevPAR up 12% in local currency

•                  Margin growth continues

•                  Brazilian projects moving ahead

Hamilton, Bermuda, August 2, 2007.  Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), owners or part-owners and managers of 49 luxury hotel, restaurant, tourist train and river cruise properties in 25 countries, today announced its results for the second quarter ended June 30, 2007.

For the second quarter net earnings were $19.7 million ($0.46 per common share) on revenue of $168.0 million,  a decrease of 2% against net earnings of $20.1 million ($0.51 per common share) in the same quarter in 2006.  Adjusted net earnings were $20.3 million ($0.48 per common share) compared to adjusted net earnings of $19.6 million ($0.50 per common share) in the prior year period.  In 2006 the quarter results included the impact of the sale of the company’s interest in Harry’s Bar.

Net earnings for the six months were $16.0 million ($0.38 per common share) on revenue of $267.4 million, an increase in net earnings of 26% from $12.7 million in the year earlier period.  Earnings per common share increased 19% and revenue was up 21% over the first six months of 2006.

Adjusted net earnings for the six months were $16.8 million ($0.40 per common share), compared to adjusted net earnings of $11.6 million ($0.29 per common share) in the first six months of 2006.

President and CEO designate, Paul White, said, “Overall, the results of the quarter showed good growth and the performance of the European portfolio was excellent.  Worldwide same store RevPAR growth in local currency increased 12% over the same period in 2006.   South Africa, Asia and Trains and Cruises reported particularly strong results.  The results of the quarter were underpinned by strong European and US demand.  EBITDA margins grew to 30% in the quarter.”

In Brazil, Orient-Express Hotels expects to take over the operation of the 203 room Hotel Des Cataratas in Iguaçu, the only hotel located in the national park and adjacent to Iguaçu Falls, in early September 2007.  A plan to renovate the hotel has been submitted and, subject to approval, works will begin in early 2008. It is not anticipated that any closure of the hotel will be required.

Progress has also been made on the acquisition of a 185,000 sq. m. (46 acres) parcel of land in Buzios, one of the most popular upscale destinations in Brazil, 180 km. (112 miles) north-east of Rio de Janeiro.  The land will be used for the development of an all suite boutique resort of 40 rooms, along with a real estate development of 17 villas varying in size from 200-400 sq. m. (2,200-4,400 sq.ft.) Once the necessary permits have been granted, it is estimated that the resort will take 20 months to construct.

In addition, the company has successfully leased an additional 11,300 sq. m. (3 acres) of land abutting its hotel Jimbaran Puri Bali in Bali, Indonesia.  Plans are being developed to build 22 new pool villas on this site to meet strong demand at this property.

Mr. White reviewed performance by region, as follows:

Europe:  EBITDA of owned hotels grew 31% to $31.8 million.  Key contributors to the growth were the Italian hotels (up $4.1 million), the Portuguese properties (up $1.7 million) and the Grand Hotel Europe (up $1.9 million).  Same store RevPAR in Europe grew by 13% in local currency and 20% in U.S. dollars.

North America:  EBITDA of owned hotels was $3.3 million, a drop of $1.0 million over the prior year period.  This was primarily due to the results of the Windsor Court Hotel in New Orleans.  The city continues to recover more slowly than originally expected following the 2005 hurricanes.  Maroma Resort and Spa in Mexico recorded EBITDA growth of $0.5 million in the quarter as it continues to show recovery post hurricane.  Same store RevPAR in North America grew 6%.

Southern Africa:  EBITDA of the Southern Africa portfolio grew by $1.4 million to $2.0 million, in what is traditionally the low season.  The performance was underpinned by a strong quarter for the Mount Nelson.

South America:  EBITDA for the quarter was $0.2 million below that of the same period in 2006, due mainly to the impact of a very strong Brazilian Real on the U.S. dollar earnings of the Copacabana Palace.

Asia Pacific:  EBITDA of owned hotels was $0.2 million ahead of the prior year period at $0.8 million.  The Asian properties performed well, with positive rate movement in the region.

Hotel management fees and part-ownership interests:   EBITDA was $7.0 million compared with $6.3 million in the year earlier period.  Earnings from Charleston Place were up 6% and earnings from Hotel Ritz Madrid were up 69%, as the hotel and city of Madrid see market improvements.

Restaurants:  EBITDA decreased $0.2 million to $1.3 million.  The decrease in EBITDA was primarily due to the loss of earnings from Harry’s Bar following the sale of the company’s interest during the second quarter of 2006.

Tourist trains and river cruises:  EBITDA was $8.7 million compared with a prior year EBITDA of $5.4 million, a 61% increase.  The performance of the Venice Simplon-Orient-Express, the U.K. day trains and the fully acquired Royal Scotsman have contributed to this result.  The company’s Peruvian rail operations contributed $3.0 million, a growth of $1.0 million over the same period in 2006.

Real Estate:  The company recorded $0.8 million of real estate revenues in the second quarter relating to sales at Keswick Hall, Virginia.  Both Cupecoy and the French-side villa developments in St. Martin continue to progress in line with management’s  expectations.

Earnings before tax for the six months were $24.6 million, an increase of $8.8 million from $15.8 million in the first six months of 2006.  The tax charge for the six months was $8.6 million compared to $3.1 million in the prior year.  The 2007 charge reflects continued net operating loss utilization and increased profitability in tax paying countries, particularly in Europe.  The 2007 charge includes a tax charge of $0.7 million in respect of the company’s FIN 48 liability.  The company adopted FIN 48 on January 1, 2007, so there was no comparable tax cost in the prior year.  The 2006 tax charge included a $3 million tax credit arising on the recognition of tax losses carried forward at Bora Bora Lagoon Resort.

Executive Succession:  As previously announced, the Board of Directors of Orient-Express Hotels has appointed Paul White as President and Chief Executive Officer, effective August 10, 2007, to succeed Simon Sherwood.

James B. Hurlock, Chairman of the Board of Orient-Express Hotels, said, “Our customers, shareholders, and employees will benefit from Paul’s 16 years’ experience with Orient-Express Hotels.  He is steeped in its culture and has already proved his ability to deliver profits in the regions he has managed.  Paul and the Board have a shared vision for the future and we have every confidence that he will lead the company very successfully into its next stage of growth.”

The Board of Directors, working closely with management, is in the process of recruiting a new Chief Financial Officer.

Mr. Hurlock concluded, “The Board of Orient-Express Hotels sincerely thanks Simon Sherwood for his exceptional contribution in positioning the company at the forefront of luxury tourism and wishes him well in his future endeavors.”

********

Management believes that EBITDA (net earnings adjusted for interest expense, foreign currency, tax, depreciation and amortization) is a useful measure of operating performance, for example to help determine the ability  to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets.  EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the company’s EBITDA may not be comparable in all instances to that disclosed by other companies.  EBITDA does not represent net cash provided by operating, investing and financing activities under U.S. generally accepted accounting principles (U.S. GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under U.S. GAAP for purposes of evaluating operating performance.

Adjusted net earnings and adjusted E.P.S. are non-GAAP financial measures and do not have any standardized meanings prescribed by U.S. GAAP.  They are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by U.S. GAAP.   Management considers adjusted net earnings and adjusted E.P.S. to be meaningful indicators of operations and uses them as measures to assess operating performance.  Adjusted net earnings and adjusted E.P.S.  are also used by investors, analysts and lenders as measures of financial performance.

This news release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties.  These include statements regarding earnings outlook, investment plans and similar matters that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, realization of hotel bookings and reservations and planned property development sales as actual revenue, inability to sustain price increases or to reduce costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed capital expenditures and acquisitions, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion or development projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, uncertainty of recovering on insurance claims for property damage and lost earnings, changing global and regional economic conditions, and legislative, regulatory and political developments.  Further information regarding these and other factors is included in the filings by the company with the U.S. Securities and Exchange Commission.

******

Orient-Express Hotels will conduct a conference call on August 3, 2007 at 10.00 AM (EDT) which is accessible at 1 866 220 1452 (US toll free) or +44 (0)1452 542300 (Standard International access).  The conference ID is 5667084.  A re-play of the conference call will be available until 5.00pm (EDT) Friday, August 10, 2007 and can be accessed by calling 1 866 247 4222 (US toll free) or +44 (0)1452 550 000 (Standard International) and entering replay access number 5667084.  A re-play will also be available on the company’s website: www.orient-expressinvestorinfo.com.

Contact:

Dean Andrews	Paul White
VP, Director of Operations, N. America	President and Chief Executive Officer, designate
Tel: +1 212 764 8206	Tel: +44 20 7921 4123
E: dpandrews@oeh.com	E: paul.white@orient-express.com

ORIENT-EXPRESS HOTELS LTD

Three Months ended June 30, 2007

SUMMARY OF OPERATING RESULTS

	Three months ended June 30
$’000 — except per share amount	2007	2006

Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	76,999	61,192
- North America	21,986	21,026
- Rest of World	28,706	22,383
Hotel management & part ownership interests	7,029	6,274
Restaurants	5,643	5,728
Trains & Cruises	26,755	21,396
Real Estate	847	1,955
Total (1)	167,965	139,954

Analysis of earnings
Owned hotels
- Europe	31,778	24,268
- North America	3,315	4,340
- Rest of World	4,930	3,564
Hotel management & part ownership interests	7,029	6,274
Restaurants	1,288	1,491
Trains & Cruises	8,712	5,362
Real Estate	(24)	1,154
Central overheads	(7,335)	(5,355)
Gain on sale of investment	—	6,619
EBITDA	49,693	47,717
Depreciation & amortization	(10,067)	(8,702)
Interest	(10,938)	(10,575)
Foreign exchange	1,151	(3,478)
Earnings before tax	29,839	24,962
Tax	(10,136)	(4,881)
Net earnings on common shares	19,703	20,081
Earnings per common share	0.46	0.51
Number of shares — millions	42.40	39.47

(1)                                Comprises earnings from unconsolidated companies of $5,611,000 (2006 - $5,249,000) and revenue of $162,354,000 (2006 - $134,705,000).

ORIENT-EXPRESS HOTELS LTD

Three Months Ended June 30, 2007

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended June 30
	2007	2006
Average Daily Rate (in U.S. dollars)
Europe	737	627
North America	356	320
Rest of World	245	248
Worldwide	458	417

Rooms Available (000’s)
Europe	91	87
North America	56	55
Rest of World	104	83
Worldwide	251	225

Rooms Sold (000’s)
Europe	61	57
North America	37	39
Rest of World	62	49
Worldwide	160	145

RevPAR (in U.S. dollars)
Europe	495	413
North America	235	228
Rest of World	147	146
Worldwide	292	269

			Change %
Same Store RevPAR (in U.S. dollars)			Dollar	Local currency
Europe	476	396	20	13
North America	321	303	6	6
Rest of World	163	146	12	10
Worldwide	315	270	17	12

ORIENT-EXPRESS HOTELS LTD

Six Months ended June 30, 2007

SUMMARY OF OPERATING RESULTS

	Six months ended June 30
$’000 — except per share amount	2007	2006

Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	98,114	73,577
- North America	45,124	41,735
- Rest of World	63,351	52,211
Hotel management & part ownership interests	11,676	9,644
Restaurants	10,938	11,116
Trains & Cruises	37,330	29,011
Real Estate	847	4,151
Total (1)	267,380	221,445

Analysis of earnings
Owned hotels
- Europe	28,223	17,101
- North America	9,435	9,642
- Rest of World	16,145	13,141
Hotel management & part ownership interests	11,676	9,644
Restaurants	2,156	2,589
Trains & Cruises	9,860	5,528
Real Estate	(482)	1,873
Central overheads	(13,016)	(9,887)
Gain on sale of investment	—	6,619
EBITDA	63,997	56,250
Depreciation & amortization	(19,135)	(17,308)
Interest	(21,499)	(20,345)
Foreign exchange	1,253	(2,796)
Earnings before tax	24,616	15,801
Tax	(8,594)	(3,121)
Net earnings on common shares	16,022	12,680
Earnings per common share	0.38	0.32
Number of shares — millions	42.33	39.44

(1)                                  Comprises earnings from unconsolidated companies of $9,100,000 (2006 - $7,489,000) and revenue of $258,280,000 (2006 - $213,956,000)

ORIENT-EXPRESS HOTELS LTD

Six Months Ended June 30, 2007

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Six months ended June 30
	2007	2006
Average Daily Rate (in U.S. dollars)
Europe	639	558
North America	396	333
Rest of World	266	282
Worldwide	407	376

Rooms Available (000’s)
Europe	154	134
North America	112	104
Rest of World	215	169
Worldwide	481	407

Rooms Sold (000’s)
Europe	86	73
North America	73	77
Rest of World	136	107
Worldwide	295	257

RevPAR (in U.S. dollars)
Europe	356	307
North America	257	246
Rest of World	168	178
Worldwide	249	238
			Change %
Same Store RevPAR (in U.S. dollars)			Dollar	Local currency
Europe	437	363	20	13
North America	352	336	5	5
Rest of World	189	178	6	8
Worldwide	284	253	12	10

ORIENT-EXPESS HOTELS LTD

CONSOLIDATED AND CONDENSED BALANCE SHEETS

(UNAUDITED)

$’000	June 30 2007	December 31 2006

Assets

Cash	86,805	79,318
Accounts receivable	66,212	74,327
Due from related parties	25,247	19,939
Prepaid expenses	21,698	9,485
Inventories	40,416	35,789
Real estate assets	45,731	35,821
Total current assets	286,109	254,679

Property plant & equipment, net book value	1,240,349	1,183,400
Investments	140,553	130,124
Goodwill	136,870	121,651
Other intangible assets	21,833	20,149
Other assets	54,095	41,660
	1,879,809	1,751,663

Liabilities and Shareholders’ Equity

Working capital facilities	83,379	46,590
Accounts payable	27,037	26,227
Due to related parties	—	1,249
Accrued liabilities	63,365	55,916
Deferred revenue	40,971	25,501
Current portion of long-term debt and capital leases	144,033	83,397
Total current liabilities	358,785	238,880

Long-term debt and obligations under capital leases	548,525	586,300
Deferred income taxes	112,605	106,598
Other liabilities	41,396	11,007
Minority interest	1,584	1,882

Shareholders’ equity	816,914	806,996
	1,879,809	1,751,663